Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 30, 2011, relating to the financial statements of The Wet Seal, Inc., and the effectiveness of The Wet Seal, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Wet Seal, Inc. for the year ended January 29, 2011.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, CA

April 1, 2011